                            SCHEDULE 14A INFORMATION
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant /X/

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or
                 Rule 14a-12
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                       LABRANCHE & CO INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if Other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                              LABRANCHE & CO INC.
                               ONE EXCHANGE PLAZA
                            NEW YORK, NEW YORK 10006

April 15, 2002

Dear Stockholder:

    You are cordially invited to attend our Annual Meeting of Stockholders to be held on Tuesday, May 21, 2002 at 9:00 a.m., Eastern Standard Time, at the Regent Hotel, 55 Wall Street, New York, New York 10005.

    The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked to elect three Class III directors and approve an amendment to our Equity Incentive Plan to increase the number of shares of common stock available for issuance thereunder.

    At the meeting, our board of directors will be pleased to report on our affairs, and a discussion period will be provided for questions and comments of general interest to stockholders.

    We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.

    Thank you for your cooperation.

                                          Very truly yours,

                                          /s/ GEORGE M.L. LABRANCHE, IV

                                          George M. L. LaBranche, IV
                                          CHAIRMAN, CHIEF EXECUTIVE OFFICER AND
                                          PRESIDENT

                              LABRANCHE & CO INC.
                               ONE EXCHANGE PLAZA
                            NEW YORK, NEW YORK 10006

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 2002
                            ------------------------

    Notice Is Hereby Given that the Annual Meeting of Stockholders of
LaBranche & Co Inc. will be held on Tuesday, May 21, 2002 at 9:00 a.m., Eastern Standard Time, at the Regent Hotel, 55 Wall Street, New York, New York 10005 for the following purposes:

        (1) To elect three Class III directors, each of whom is to serve for a term of three years;

        (2) To consider and approve an amendment to our Equity Incentive Plan which increases the number of shares of common stock available for issuance thereunder by 3,000,000 shares to 7,687,500 shares; and

        (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Only stockholders of record at the close of business on March 22, 2002 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, you are urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                          By Order of the Board of Directors

                                          /s/ WILLIAM J. BURKE, III

                                          WILLIAM J. BURKE, III
                                          SECRETARY

New York, New York
April 15, 2002

                              LABRANCHE & CO INC.
                               ONE EXCHANGE PLAZA
                               NEW YORK, NY 10006

                            ------------------------

                                PROXY STATEMENT
                             ---------------------

                              GENERAL INFORMATION

GENERAL

    This Proxy Statement (first mailed to stockholders on or about April 15, 2002) is furnished to the holders of the common stock, par value $.01 per share, of LaBranche & Co Inc. in connection with the solicitation by our board of directors of proxies for use at the 2002 Annual Meeting of Stockholders, or at any adjournment thereof (the "Annual Meeting"), pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, May 21, 2002 at 9:00 a.m., Eastern Standard Time, at the Regent Hotel, 55 Wall Street, New York, New York 10005.

    It is proposed that at the Annual Meeting: (i) three Class III directors be elected to serve for a term of three years and (ii) our stockholders approve the amendment to our Equity Incentive Plan increasing the number of shares of common stock available for issuance thereunder by 3,000,000 shares to 7,687,500 shares.

    Management currently is not aware of any other matters which will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters.

    Proxies for use at the Annual Meeting are being solicited by and on behalf of our board of directors primarily through the use of the mails. We have retained Morrow & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies and will pay Morrow & Co., Inc. a fee of approximately $3,500. In addition, our officers, directors, employees and other agents, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram or other personal contact. We will bear the cost of the solicitation of proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of our common stock.

                        REVOCABILITY AND VOTING OF PROXY

    A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Unless otherwise indicated on the form of proxy, shares of our common stock represented by any proxy in the enclosed form, assuming the proxy is properly executed and received by us prior to the Annual Meeting, will be voted with respect to the following items on the agenda: (i) the election of each of the nominees for Class III director as shown on the form of proxy and
(ii) the approval of the amendment to our Equity Incentive Plan as set forth on the form of proxy.

    Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy by filing with our Secretary a written notice of revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Shares of our common stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no specifications are given, the proxies intend to vote the shares represented thereby "FOR" the election of each of the nominees for director as shown on the form of proxy and "FOR" the approval of the amendment to our Equity Incentive Plan and in accordance with their best judgment on any other matters which may properly come before the meeting.

                         RECORD DATE AND VOTING RIGHTS

    On March 22, 2002, there were 59,117,682 shares of our common stock outstanding, each of which is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on March 22, 2002 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but will not be counted with respect to the specific matter being voted upon. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

    The affirmative vote of the holders of a plurality of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of the amendment to our Equity Incentive Plan.

                    BENEFICIAL OWNERSHIP OF COMMON STOCK BY
                      CERTAIN STOCKHOLDERS AND MANAGEMENT

    The following table sets forth information as of March 22, 2002 regarding the beneficial ownership of our common stock by: (i) each person known by us to own beneficially more than five percent of the outstanding common stock;
(ii) each of our directors and nominees for director; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation" below); and (iv) all our directors and executive officers as a group.

    All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. Unless otherwise indicated, the address of each beneficial owner is: c/o One Exchange Plaza, New York, New York 10006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable pursuant to options, to the extent such options are exercisable or convertible within 60 days after March 22, 2002, are treated as outstanding for purposes of computing the percentage of the person holding such securities but are not treated as outstanding for purposes of computing the percentage of any other person.

NAME AND ADDRESS                                             SHARES BENEFICIALLY   PERCENTAGE OF SHARES
OF BENEFICIAL OWNER (1)                                             OWNED           BENEFICIALLY OWNED
-----------------------                                      -------------------   --------------------
George M. L. (Michael) LaBranche, IV(2)....................       3,834,327                 6.5%
James G. Gallagher(3)......................................       2,368,767                 4.0
George E. Robb, Jr.........................................       2,256,141                 3.8
Alfred O. Hayward, Jr.(4)..................................       1,974,734                 3.4
Robert M. Murphy(5)........................................       1,505,000                 2.5
S. Lawrence Prendergast(6).................................         207,000                   *
Harvey S. Traison(7).......................................          39,333                   *
E. Margie Filter...........................................           2,196                   *
Thomas E. Dooley...........................................             776                   *
David A. George............................................             118                   *
All executive officers and directors as a group (10
  persons)(8)..............................................      12,188,392                20.7

------------------------

*   Less than 1%

(1) Each of our managing directors at the time of our initial public offering in August 1999 entered into a stockholders' agreement pursuant to which he or she agreed to vote his or her shares as determined by a majority of Messrs. LaBranche, Gallagher and Hayward. Messrs. LaBranche,

    Gallagher and Hayward beneficially own an aggregate of 8,177,828 shares of common stock, constituting approximately 13.9% of the outstanding shares of our common stock. As a result of the stockholders' agreement, Messrs. LaBranche, Gallagher and Hayward, acting together as a group, may be deemed to beneficially own an aggregate of 34,978,010 shares of common stock (including the 8,177,828 shares beneficially owned by them individually), constituting approximately 59.4% of the outstanding shares of our common stock. Each of Messrs. LaBranche, Gallagher and Hayward disclaims beneficial ownership of any and all shares of common stock held by any person or entity other than him.

(2) Includes options to purchase 333,333 shares of our common stock which are exercisable within 60 days.

(3) Includes options to purchase 166,667 shares of our common stock which are exercisable within 60 days.

(4) Includes options to purchase 66,667 shares of our common stock which are exercisable within 60 days.

(5) Includes options to purchase 493,890 shares of our common stock which are exercisable within 60 days.

(6) Includes options to purchase 200,000 shares of our common stock which are exercisable within 60 days.

(7) Includes options to purchase 33,333 shares of our common stock which are exercisable within 60 days.

(8) Includes options to purchase 1,293,890 shares of our common stock which are exercisable within 60 days.

                PROPOSAL NO. 1--ELECTION OF CLASS III DIRECTORS

    Three Class III directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below (each of whom is currently one of our directors). Our board of directors has been classified pursuant to our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"). In accordance with the provisions of the Certificate of Incorporation, our directors are divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors. Currently, our Class I directors will serve until the 2003 annual meeting of our stockholders, our Class II directors will serve until the 2004 annual meeting of our stockholders and our Class III directors will serve until this Annual Meeting. At each annual meeting of our stockholders, successors to the directors whose terms expire at that annual meeting will be elected for a three-year term. The Annual Meeting is our third annual meeting since our initial public offering in August 1999.

    Michael LaBranche, Alfred O. Hayward, Jr. and Robert M. Murphy currently serve as Class I directors for a term expiring at the 2003 annual meeting of our stockholders or at a special meeting held in lieu thereof; James G. Gallagher,
S. Lawrence Prendergast, George E. Robb, Jr. and David A. George currently serve as Class II directors for a term expiring at the 2004 annual meeting of our stockholders or at a special meeting held in lieu thereof; and E. Margie Filter, Thomas E. Dooley and Harvey S. Traison currently serve as Class III directors for a term expiring at this Annual Meeting or at a special meeting held in lieu thereof. In accordance with the provisions of the Certificate of Incorporation, each of E. Margie Filter, Thomas E. Dooley and Harvey S. Traison has been nominated for election as a Class III director at this Annual Meeting. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by our board of directors to replace the nominee or to fill the vacancy. All three of the current nominees have consented to be named and have indicated their intent to serve if elected. Our board of directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the board of directors will occur.

    Our nominees, their respective ages, the year in which each first became one of our directors and their principal occupations or employment during the past five years are as follows:

                                                      YEAR FIRST               PRINCIPAL OCCUPATION
NOMINEE                                    AGE      BECAME DIRECTOR           DURING PAST FIVE YEARS
-------                                  --------   ---------------   ---------------------------------------
E. Margie Filter.......................     61           1999         E. Margie Filter has been a member of
                                                                      our board of directors since October
                                                                      1999. Ms. Filter joined Xerox
                                                                      Corporation in 1973 and served as Vice
                                                                      President, Treasurer and Secretary of
                                                                      Xerox Corporation and President and
                                                                      Chief Executive Officer of Xerox Credit
                                                                      Corporation until December 31, 2001.
                                                                      Ms. Filter is also a director of Baker
                                                                      Hughes Inc. and Briggs and Stratton
                                                                      Corporation.

Thomas E. Dooley.......................     45           2000         Thomas E. Dooley has been a member of
                                                                      our board of directors since March
                                                                      2000. Mr. Dooley is Co-Chairman and
                                                                      Chief Executive Officer of DND Capital
                                                                      Partners, a venture capital and
                                                                      investment advisory firm that
                                                                      specializes in the media and
                                                                      telecommunications markets. Prior to
                                                                      forming DND Capital Partners in June
                                                                      2000, Mr. Dooley was Deputy Chairman of
                                                                      Viacom Inc. He also was a member of
                                                                      Viacom's Executive Committee, its board
                                                                      of directors and held the title of
                                                                      Executive Vice President, Finance,
                                                                      Corporate Development and
                                                                      Communications. Mr. Dooley currently is
                                                                      a director of the International Radio &
                                                                      Television Society and is a member of
                                                                      the Cable and Telecommunications
                                                                      Association for Marketing (CTAM), the
                                                                      Museum of Television and Radio and the
                                                                      American Management Association.

Harvey S. Traison......................     62           2000         Harvey S. Traison has been our Senior
                                                                      Vice President and Chief Financial
                                                                      Officer and a member of our board of
                                                                      directors since March 2000. As of
                                                                      December 31, 1999, Mr. Traison retired
                                                                      from the position of Vice President,
                                                                      Treasurer and as a member of the board
                                                                      of directors of DaimlerChrysler North
                                                                      America Holding Corporation and
                                                                      DaimlerChrysler Canada Finance Inc. Mr.
                                                                      Traison joined Daimler-Benz (a
                                                                      predecessor of DaimlerChrysler) in
                                                                      1984.

    During the fiscal year ended December 31, 2001, our board of directors held four meetings and acted 14 times by unanimous written consent in lieu of a meeting.

    During the fiscal year ended December 31, 2001, each of our directors attended 75% or more of the total number of meetings of our board of directors (held during the period for which he or she was a director).

                                BOARD COMMITTEES

    Our board of directors has an audit committee and a compensation committee.

    The audit committee of our board of directors was established on March 17, 2000 and currently is composed of E. Margie Filter, Thomas E. Dooley and David
A. George. The audit committee reviews, acts on and reports to our board of directors with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of our annual audits, fees to be paid to our auditors, the performance of our independent auditors and our accounting practices. The audit committee is comprised solely of independent directors.

    The compensation committee of our board of directors was established on March 17, 2000 and is composed of Michael LaBranche, E. Margie Filter, Thomas E. Dooley and David A. George. The compensation committee recommends, reviews and oversees salaries, bonuses, benefits and equity incentives for our employees, consultants and directors. The compensation committee also administers our incentive compensation plans. A majority of the members of the compensation committee are independent directors.

    Prior to March 17, 2000, the duties described above were fulfilled by our board of directors.

DIRECTOR COMPENSATION

    We have appointed four non-employee directors. Each of our non-employee directors currently receives an annual retainer of $28,000 and attendance fees of $1,500 per board meeting and $1,000 per committee meeting attended. The attendance fees are paid after the end of each year in shares of our common stock under our Equity Incentive Plan. Our employee directors do not receive any additional compensation for serving on our board of directors or any committee of our board.

                                 VOTE REQUIRED

    The three nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them will be elected as Class III directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as a vote for any such nominee.

    OUR BOARD OF DIRECTORS DEEMS THE ELECTION AS CLASS III DIRECTORS OF THE THREE NOMINEES TO BE IN THE BEST INTERESTS OF LABRANCHE AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THESE NOMINEES.

   PROPOSAL NO. 2--APPROVAL OF THE AMENDMENT INCREASING THE NUMBER OF SHARES
                   AVAILABLE UNDER OUR EQUITY INCENTIVE PLAN

    Our board of directors has unanimously approved the adoption, subject to stockholder approval, of an amendment to our Equity Incentive Plan (the "Plan") which would increase the number of shares of our common stock available for issuance thereunder by 3,000,000 shares to 7,687,500 shares. The primary features of the Plan, and the salient federal income tax consequences associated with awards under the Plan, are summarized below under the heading "Incentive Awards to LaBranche's Employees--The Equity Incentive Plan." The full text of the Plan, as amended, is set forth in ANNEX A to this proxy statement and the following is qualified by reference thereto.

    Our board of directors believes that the Plan has enhanced our ability to attract, motivate and retain key personnel and thereby serves our best interests, as well as the best interests of our stockholders. We believe that, in light of the reduced number of shares available under the Plan, the proposed increase in the number of shares is advisable in order to enable us to continue to make awards thereunder at levels which are reasonably appropriate and consistent with the purposes of the Plan.

                                 VOTE REQUIRED

    The affirmative vote of holders of a majority of the shares of our common stock issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter, although they will be counted in determining if a quorum is present. Abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

    THE BOARD OF DIRECTORS DEEMS THE AMENDMENT TO THE EQUITY INCENTIVE PLAN SET FORTH IN THIS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF LABRANCHE AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                        DIRECTORS AND EXECUTIVE OFFICERS

    Our directors and executive officers are as follows:

NAME                                          AGE                           POSITION
----                                        --------                        --------
Michael LaBranche.........................     46      Chairman, Chief Executive Officer and President

Robert M. Murphy..........................     46      Director and Chief Executive Officer of LaBranche &
                                                       Co. LLC

James G. Gallagher........................     54      Executive Vice President and Director

Alfred O. Hayward, Jr.....................     53      Executive Vice President and Director

S. Lawrence Prendergast...................     60      Executive Vice President, Finance and Director

Harvey S. Traison.........................     62      Senior Vice President, Chief Financial Officer and
                                                       Director

Thomas E. Dooley..........................     45      Director

E. Margie Filter..........................     61      Director

David A. George...........................     59      Director

George E. Robb, Jr........................     45      Director

    MICHAEL LABRANCHE has been our Chairman, Chief Executive Officer and President since our initial public offering in August 1999. Mr. LaBranche has served as Chairman of the Management Committee of LaBranche & Co. LLC since 1996, as a member of the Management Committee of LaBranche & Co. LLC since 1988 and as a specialist with LaBranche & Co. LLC since 1977. He currently is a Governor of the NYSE and is a member of the NYSE's Market Performance Committee.

    ROBERT M. MURPHY became a member of our board of directors on March 16, 2001, when we acquired ROBB PECK McCOOEY Financial Services, Inc., and has been the Chief Executive Officer of LaBranche & Co. LLC since March 16, 2001. From 1985 to March 2001, Mr. Murphy was an Executive Vice President and director of ROBB PECK McCOOEY Financial Services, Inc. and served as Vice Chairman, President and Chief Executive Officer of ROBB PECK McCOOEY Specialist Corporation. Mr. Murphy currently is a Vice-Chairman of the board of directors of the NYSE. He also serves on the NYSE's Market Performance Committee, Finance and Audit Committee, Committee for Review, Technology Planning and Oversight Committee and subcommittee on Floor Facilities. Previously, he was a NYSE governor and floor official.

    JAMES G. GALLAGHER has been our Executive Vice President and a member of our board of directors since our initial public offering in August 1999.
Mr. Gallagher has served as a member of the Management Committee of LaBranche & Co. LLC since 1998. From 1980 to July 1998, Mr. Gallagher was a specialist and Managing Partner with Fowler, Rosenau & Geary, LLC. Mr. Gallagher has been an NYSE Executive Floor Official and served for eight years as a NYSE Floor Governor.

    ALFRED O. HAYWARD, JR. has been our Executive Vice President and a member of our board of directors since our initial public offering in August 1999.
Mr. Hayward has been a specialist with LaBranche & Co. LLC since 1983 and has served as a member of the Management Committee of LaBranche & Co. LLC since 1994. He currently sits on the NYSE Arbitration Panel and is involved with NYSE education programs. Mr. Hayward has served as a NYSE Floor Official and has also served as the Chairman of the NYSE's Allocation Committee.

    S. LAWRENCE PRENDERGAST has been our Executive Vice President, Finance and a member of our board of directors since our initial public offering in August 1999. From May 1997 to August 1999, Mr. Prendergast was the Chairman and CEO of AT&T Investment Management Corp. Prior to 1997, Mr. Prendergast was the Vice President and Treasurer of AT&T for 14 years. Mr. Prendergast currently is a director of AT&T Investment Management Corp., a money management subsidiary of AT&T.

    HARVEY S. TRAISON has been our Senior Vice President and Chief Financial Officer and a member of our board of directors since March 2000. As of December 31, 1999, Mr. Traison retired from the position of Vice President, Treasurer and as a member of the board of directors of DaimlerChrysler North America Holding Corporation and DaimlerChrysler Canada Finance Inc. Mr. Traison joined Daimler-Benz (a predecessor of DaimlerChrysler) in 1984.

    E. MARGIE FILTER has been a member of our board of directors since
October 1999. Ms. Filter joined Xerox Corporation in 1973 and served as Vice President. Treasurer and Secretary of Xerox Corporation and President and Chief Executive Officer of Xerox Credit Corporation until December 31, 2001.
Ms. Filter is also a director of Baker Hughes Inc. and Briggs and Stratton Corporation.

    THOMAS E. DOOLEY has been a member of our board of directors since
March 2000. Mr. Dooley is Co-Chairman and Chief Executive Officer of DND Capital Partners, a venture capital and investment advisory firm that specializes in the media and telecommunications markets. Prior to forming DND Capital Partners in June 2000, Mr. Dooley was Deputy Chairman of Viacom Inc. He was also a member of Viacom's Executive Committee, its board of directors and held the title of Executive Vice President, Finance, Corporate Development and Communications.
Mr. Dooley currently is a director of the International Radio & Television Society, and is a member of the Cable and Telecommunications Association for Marketing (CTAM), the Museum of Television and Radio and the American Management Association.

    GEORGE E. ROBB, JR. became a member of our board of directors on March 16, 2001, when we acquired ROBB PECK McCOOEY Financial Services, Inc. From 1976 to March 2001, Mr. Robb was employed by ROBB PECK McCOOEY Financial
Services, Inc., serving from 1985 to March 2001 as a member of the Executive Committee of its board of directors and as President and a director of its specialist subsidiary, ROBB PECK McCOOEY Specialist Corporation. He became a specialist in 1977 and has over 25 years of experience in the specialist business.

    DAVID A. GEORGE became a member of our board of directors on June 1, 2001. From May 1999 to September 2001, Mr. George was a senior director of Goldman Sachs Group, Inc. the public holding company and parent of Goldman, Sachs & Co. From 1994 to May 1999, Mr. George was a limited partner and advisor of Goldman, Sachs & Co. Mr. George also served as a member of the management committee and as a senior director of Goldman, Sachs & Co. from 1988 to 1994. Mr. George joined Goldman Sachs in 1973 in the Investment Banking Division and held numerous positions, including head of the Operations, Technology and Finance Division and the Private Banking Division. Mr. George also served as Goldman Sachs' Chief Financial Officer and as chairman of its Finance Committee, Compensation Committee, Global Tax Policy Committee and Global Compliance and Control Committee. From 1968 to 1973, Mr. George was an attorney at the law firm of Dewey, Ballantine, Bushby, Palmer & Wood. Mr. George is a trustee of New York Presbyterian Hospital and chairman of the board of directors of the Friends Academy.

    There are no family relationships among any of our directors and executive officers.

                             EXECUTIVE COMPENSATION

    Prior to our reorganization transactions in August 1999, many of our managing directors were members of LaB Investing Co. L.L.C., the former general partner of our specialist subsidiary, LaBranche & Co. LLC (prior to its conversion from a limited partnership to a limited liability company). The aggregate amount of compensation received by all our managing directors generally approximated LaB Investing Co. L.L.C.'s interest in LaBranche & Co. LLC's income before managing directors' compensation. These payments of compensation were allocated among our managing directors based on the managing directors' respective percentage interests in the profits of LaB Investing Co. L.L.C. Since our reorganization from partnership to corporate form, our managing directors, including our executive officers, receive compensation in the form of salary plus participation in our Equity Incentive Plan and our Annual Incentive Plan.

    The following table sets forth the annual compensation during fiscal 2001, 2000 and 1999 of our Chief Executive Officer and our four other highest paid executive officers named in the table whose total salary for fiscal 2001 exceeded $100,000 for services rendered in all capacities. The amounts for 1999 reflect the amounts paid to these individuals under the compensation arrangements in effect prior to our reorganization in August 1999, plus amounts paid under the restructured compensation plan following our reorganization. These amounts may not be indicative of amounts to be paid to the named executive officers in future years.

                           SUMMARY COMPENSATION TABLE

                                                       POST-REORGANIZATION           LONG-TERM
                                                  ------------------------------   COMPENSATION
                                                                                   -------------   PRE-REORGANIZATION
                                                     ANNUAL                                        ------------------
                                                  COMPENSATION                      SECURITIES
       NAME AND                                   ------------    OTHER ANNUAL      UNDERLYING         ALL OTHER
  PRINCIPAL POSITION       YEAR         SALARY      BONUS(1)     COMPENSATION(2)   STOCK OPTIONS    COMPENSATION(3)
-----------------------  --------      --------   ------------   ---------------   -------------   ------------------
Michael LaBranche
  Chairman, Chief
  Executive Officer and
  President............    2001        $250,000    $  725,000        $19,897               --          $      --
                           2000         250,000     3,450,000         19,500               --                 --
                         1999..          93,750       815,460         18,902          500,000          4,226,312
James G. Gallagher
  Executive Vice
  President............    2001        $250,000       180,000         19,897               --          $      --
                           2000         250,000     1,075,000         19,500               --                 --
                           1999          93,750       375,625         18,902          250,000          2,826,863
Alfred O. Hayward, Jr.
  Executive Vice
  President............    2001         250,000       225,000         19,897               --                 --
                           2000         250,000     1,950,000         19,500               --                 --
                           1999          93,750       500,460         18,902          100,000          2,831,843
Robert M. Murphy
  Chief Executive
  Officer of LaBranche
  & Co. LLC............    2001         197,917       300,000         19,897          493,890                 --
                           2000              --            --             --               --                 --
                           1999              --            --             --               --                 --
Harvey S. Traison
  Senior Vice President
  and Chief Financial
  Officer..............    2001         250,000       205,000         19,897          100,000                 --
                           2000         197,917       250,000             --               --                 --
                           1999              --            --             --               --                 --

--------------------------
(1) Reflects bonus amount earned in such fiscal year.

(2) Reflects amounts paid under our profit-sharing plan and matching contributions made under our 401(k) plan.

(3) Reflects managing directors' compensation from our partnership paid to our named executive officers before our reorganization.

    The following table sets forth certain summary information concerning individual grants of stock options made during the year ended December 31, 2001 to each of our named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                                              --------------------------
                                               % OF TOTAL
                                                OPTIONS                                 POTENTIAL REALIZABLE VALUE
                                               GRANTED TO                                 AT ASSUMED ANNUAL RATES
                                  OPTIONS     EMPLOYEES IN   EXERCISE OR                      OF STOCK PRICE
                                  GRANTED        FISCAL      BASE PRICE    EXPIRATION          APPRECIATION
NAME                                (#)           YEAR        ($/SHARE)       DATE         FOR OPTION TERM(2)(3)
----                             ----------   ------------   -----------   ----------   ---------------------------
                                                                                           5%($)          10%($)
Harvey S. Traison..............   100,000(1)       3.3%        $40.00        1/19/11    $ 1,894,562    $ 5,386,106
Robert M. Murphy...............   493,890(2)      16.3%        $ 2.78         (2)       $29,559,810    $47,882,338

------------------------
(1) Such options were granted on January 19, 2000 pursuant to and in accordance with our Equity Incentive Plan and become exercisable in three equal installments on the first, second and third anniversaries of the date of grant.

(2) Such options were granted in replacement of options to purchase shares of capital stock of ROBB PECK McCOOEY Financial Services, Inc. which we assumed in connection with our acquisition of that entity in March 2001. These options are immediately exercisable at an aggregate exercise price equal to the aggregate exercise price of the ROBB PECK McCOOEY options and expire on the earlier of (i) the 90th day after the death of the optionee or (ii) the 30th day after the termination of the optionee's employment with us. For the purpose of determining the potential realizable value of the options granted to Mr. Murphy at assumed annual rates of stock appreciation in the table above, we have assumed an expiration date of March 15, 2011.

(3) Potential realizable value is based on the assumption that the price per share of common stock appreciates at the assumed annual rate of stock appreciation for the option term. The assumed 5% and 10% annual rates of appreciation compounded annually over the term of the option are set forth in accordance with the rules and regulations adopted by the Securities and Exchange Commission and do not represent our estimate of stock price appreciation.

    The following table sets forth the number of options and value of unexercised options held by each of our named executive officers at December 31, 2001. None of our named executive officers exercised any of his options in 2001.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                                  NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                   OPTIONS AT YEAR END         MONEY OPTIONS AT YEAR END
                                               ---------------------------   -----------------------------
                                               EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                               -----------   -------------   -------------   -------------
Michael LaBranche............................    333,333        166,667       $ 6,820,000     $3,410,000
Harvey S. Traison............................         --        100,000                --             --
James G. Gallagher...........................    166,667         83,333         3,410,000      1,705,000
Alfred O. Hayward, Jr........................     66,667         33,333         1,364,000        682,000
Robert M. Murphy.............................    493,890             --        15,646,435             --

    Michael J. Naughton, our former Senior Vice President, Specialist Operations, and a named executive officer in prior years, retired on March 30, 2001. On February 6, 2001, Mr. Naughton exercised options to purchase 33,333 shares of our common stock. The aggregate value of the common stock acquired by Mr. Naughton upon this exercise was approximately $1.6 million.

EMPLOYMENT AGREEMENTS

    As part of the reorganization of our firm from partnership to corporate form in connection with our initial public offering, Messrs. LaBranche, Gallagher and Hayward entered into employment agreements, pledge agreements and agreements regarding noncompetition and other covenants. In April 2000, we entered into an employment agreement with Harvey S. Traison, our Senior Vice

President and Chief Financial Officer, which also includes comparable provisions regarding noncompetition. The material terms of the employment, noncompetition and pledge agreements are described below.

    The employment agreement with each of Messrs. LaBranche, Gallagher and Hayward has an initial term of at least one but not more than five years, requires him to devote his entire working time to our business and affairs, contains various restrictive covenants and is terminable on 90 days' notice by either party. The employment agreement with Mr. Traison has an initial term of three years expiring on March 17, 2003, requires him to devote substantially all his business time to the performance of his duties and responsibilities, is terminable on 90 days' notice by either party and provides for automatic one-year renewals, subject to notice of termination.

    Messrs. LaBranche, Gallagher, Hayward and Traison also have agreed not to use or disclose confidential information and not to compete with us or solicit our employees or listed companies until the later of August 24, 2004 or 12 months following the termination of their employment with us or our affiliates. Each of their agreements also provides that he will take all actions and do all things reasonably requested by us during a 90-day transition period following termination of employment to maintain the business, goodwill and business relationships in which or with which he was previously involved on our behalf. In addition, if any of Messrs. LaBranche, Gallagher or Hayward breaches the noncompetition or nonsolicitation provisions of his agreement before the termination thereof, then he will be liable for liquidated damages in an amount equal to 75% of the aggregate value of the common stock and cash received by him from us in exchange for his membership interest in LaB Investing Co. L.L.C. The liquidated damages provision is guaranteed by a separate pledge agreement entered into by each of Messrs. LaBranche, Gallagher and Hayward. The liquidated damages and pledge arrangements discussed above are not exclusive of any injunctive relief to which we may be entitled for a breach of a covenant against competition or solicitation. Prior to and after the expiration of the pledge agreements, we will be entitled to all available remedies for a breach of the noncompetition agreements. The employment and noncompetition agreements generally provide that any disputes thereunder will be resolved by binding arbitration.

DEFERRED COMPENSATION

    In connection with our March 2001 acquisition of ROBB PECK McCOOEY Financial Services, Inc., we succeeded to its liabilities and obligations under its deferred compensation plan. The deferred compensation plan provides for the payment, on or before December 15, 2007, of approximately $30.2 million, plus interest at 8% per year, to certain former employees of ROBB PECK McCOOEY. Robert M. Murphy, the Chief Executive Officer of our LaBranche & Co. LLC specialist subsidiary, is a participant in this deferred compensation plan and is entitled to approximately 17.7% of the payments to be made thereunder. While the payment of benefits under this deferred compensation plan may be accelerated in certain circumstances, no more than $6.0 million in deferred compensation benefits (including interest) may be paid in any 12 consecutive month period. If the plan is terminated, the deferred compensation benefits (including interest) of all participants, to the extent not previously paid, must be distributed to the participants in a lump sum. The amounts payable under this deferred compensation plan may be reduced to satisfy any indemnification obligations of the plan participants to us under the agreements governing our acquisition of ROBB PECK McCOOEY.

PENSION BENEFITS

    In connection with our acquisition of ROBB PECK McCOOEY, we succeeded to its liabilities and obligations under the Robb Peck McCooey Pension Trust. The pension trust was amended prior to our acquisition of ROBB PECK McCOOEY to freeze all future benefit accruals as of March 15, 2001. The pension trust was terminated, effective as of August 31, 2001, and we are in the process of distributing the accrued benefits thereunder. Robert M. Murphy's accrued benefit under the pension trust as of its termination date was $195,204.

                   INCENTIVE AWARDS TO LABRANCHE'S EMPLOYEES

THE EQUITY INCENTIVE PLAN

    As of December 31, 2001, there were outstanding, under our Equity Incentive Plan, (1) options granted to our executive officers to purchase an aggregate of 1,050,000 shares of our common stock at a purchase price of $14.00 per share,
(2) options granted to our employees to purchase an aggregate of 262,500 shares of our common stock at a purchase price of $40.00 per share, (3) restricted stock units with respect to 753,715 shares of our common stock granted to our employees, (4) 300,000 shares of restricted stock issued to three floor brokers employed by our LaBranche Financial Services, Inc. subsidiary ("LFSI") in August and September 2000, (5) 60,000 shares of restricted stock issued to newly hired employees in connection with our acquisition of Internet Trading
Technologies, Inc. in March 2001, and (6) 1,374 shares of unrestricted stock issued to three of our independent directors as compensation for their attendance at board meetings in 2000 and 1999. Subject to continuing service with us and certain other conditions, the options described in clauses (1) and
(2) above generally are exercisable in three equal annual installments commencing on the first anniversary of the date of the grant. The outstanding restricted stock units generally will vest in three equal annual installments commencing on August 24, 2002 (the third anniversary of our August 24, 1999 initial public offering). Of the 300,000 shares of restricted stock issued to the three floor brokers employed by LFSI, an aggregate of 75,000 shares vested in August and September 2001, and the remaining 225,000 shares currently are scheduled to vest in equal installments on the second and third anniversaries of the date they were issued, subject to their continued employment with LFSI. The 60,000 shares of restricted stock issued to the former employees of Internet Trading Technologies generally vest in three annual installments on the anniversaries of the date they were granted, subject to continued employment with LFSI, although a portion of these shares vest in equal increments quarterly for three years from the issue date. Of these 60,000 shares of restricted stock, 12,501 shares vested in March 2001.

    TYPES OF AWARDS. The Equity Incentive Plan provides for grants of options to purchase shares of common stock, including options intended to qualify as incentive stock options ("ISOs") (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended), and options which do not qualify as ISOs ("NQSOs"), restricted shares of our common stock, restricted stock units, the value of which is tied to shares of our common stock, and other equity-based awards related to our common stock.

    AVAILABLE SHARES. Currently, a maximum of 4,687,500 shares of our common stock has been reserved for issuance under the Equity Incentive Plan, pending the 3,000,000 share increase to a total of 7,687,500 shares set forth in the amendment to the Plan to be voted upon at this Annual Meeting. The number, class and exercise price per share will be adjusted proportionately or as otherwise appropriate to reflect any increase in, decrease in, or exchange of the outstanding shares of our common stock through merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, stock dividend or similar corporate transaction. These shares may be authorized but unissued shares of our common stock or issued shares of our common stock held in our treasury or otherwise acquired for the purposes of the Equity Incentive Plan. New awards may be granted under the Equity Incentive Plan with respect to shares of our common stock covered by any award that terminates or expires by its terms (by cancellation or otherwise) or with respect to shares of our common stock that are withheld or surrendered to satisfy a recipient's income tax or other withholding obligations or tendered to pay the purchase price of any award. As of December 31, 2001, there were available 1,996,004 shares of our common stock with respect to which awards may be granted under the Equity Incentive Plan.

    The maximum number of shares of our common stock with respect to which options, restricted stock, restricted stock units or other equity-based awards may be granted under the Equity Incentive

Plan during any calendar year to any employee may not exceed 500,000 shares, subject to adjustment upon certain corporate transactions (as described above).

    ELIGIBILITY. Awards under the Equity Incentive Plan may be granted to any of our directors, officers, managing directors or other employees, including any prospective employee, and to any of our advisors or consultants selected by the compensation committee of our board of directors.

    ADMINISTRATION. The Equity Incentive Plan is administered by the compensation committee of our board of directors. The compensation committee has full discretion and authority to make awards under the Equity Incentive Plan, to apply and interpret the provisions of the Equity Incentive Plan and to take such other actions as may be necessary or desirable in order to carry out the provisions of the Equity Incentive Plan. The determinations of the compensation committee on all matters relating to the Equity Incentive Plan and the options, restricted stock, restricted stock units and other equity-based awards granted thereunder are final, binding and conclusive.

    STOCK OPTIONS. The compensation committee may authorize the grant of ISOs and NQSOs in such amounts and subject to such terms and conditions as it may determine. The exercise price of an option granted under the Equity Incentive Plan may not be less than the fair market value of our common stock on the date of grant (as determined under the plan). Unless sooner terminated or exercised, options will generally expire ten years from the date of grant. Payment for shares acquired upon the exercise of an option may be made (as determined by the compensation committee) in cash and/or such other form of payment as may be permitted from time to time, which may include previously-owned shares of our common stock or pursuant to a broker's cashless exercise procedure. Except as otherwise permitted by the compensation committee, no option may be exercised more than 30 days after termination of the optionee's service (or, if the optionee's service is terminated by reason of disability or death, one year thereafter). If an optionee's employment is terminated for cause, the options held by such optionee immediately terminate. An optionee has none of the rights of a stockholder with respect to shares subject to an option until the issuance of such shares.

    RESTRICTED STOCK. The compensation committee may grant restricted shares of our common stock in amounts, and subject to terms and conditions (such as time and/or performance-based vesting criteria), as it may determine. Generally, prior to vesting, the recipient has the rights of a stockholder with respect to the restricted stock, subject to any restrictions and conditions as the compensation committee may include in the award agreement.

    RESTRICTED STOCK UNITS. The compensation committee may grant restricted stock units, the value of which is tied to shares of our common stock, in amounts, and subject to terms and conditions, as the compensation committee may determine. Recipients of restricted stock units have only the rights of general unsecured creditors and no rights as a stockholder until the common stock referenced by the restricted stock units is delivered to the recipient.

    OTHER EQUITY-BASED AWARDS. The compensation committee may grant other types of equity-based awards related to our common stock under the Equity Incentive Plan, including the grant of unrestricted shares of our common stock and stock appreciation rights, in amounts and subject to terms and conditions as the compensation committee may determine. These awards may involve the transfer of actual shares of common stock or the payment in cash or otherwise of amounts based on the value of shares of our common stock.

    CHANGE IN CONTROL. The compensation committee may provide, in any award agreement, for provisions relating to a "change in control" of us or any of our subsidiaries or affiliates, including, without limitation, the acceleration of the exercisability of, or the lapse of restrictions with respect to, the award.

    NONASSIGNABILITY. Except to the extent otherwise provided in an award agreement or approved by the compensation committee with respect to NQSOs, no award granted under the Equity Incentive Plan will be assignable or transferable other than by will or by the laws of descent and distribution and all awards will be exercisable during the life of a recipient only by the recipient or his or her legal representative.

    AMENDMENT AND TERMINATION. The Equity Incentive Plan may be amended or terminated at any time by our board of directors, subject, however, to stockholder approval in the case of certain material amendments, such as an increase in the number of shares available under the Equity Incentive Plan or a change in the class of individuals eligible to participate in the Equity Incentive Plan.

    U.S. FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the material U.S. federal income tax consequences generally applicable to awards granted under the Equity Incentive Plan.

    The grant of an option will have no income tax consequences to the recipient or to us. Upon the exercise of an option, other than an ISO, the recipient generally will recognize ordinary income equal to the excess of the fair market value of the shares of common stock subject to the option on the date of exercise over the exercise price for such shares (i.e., the option spread), and we generally will be entitled to a corresponding tax deduction in the same amount. Upon the sale of the shares of our common stock acquired pursuant to the exercise of an option, the recipient will recognize capital gain or loss equal to the difference between the selling price and the sum of the exercise price plus the amount of ordinary income recognized on the exercise.

    A recipient generally will not recognize ordinary income upon the exercise of an ISO (although, on exercise, the option spread is an item of tax preference potentially subject to the alternative minimum tax), and we will not receive any deduction. If the stock acquired upon exercise of an ISO is sold or otherwise disposed of within two years from the grant date or within one year from the exercise date, then gain realized on the sale generally is treated as ordinary income to the extent of the ordinary income that would have been realized upon exercise if the option had not been an ISO, and we generally will be entitled to a corresponding deduction in the same amount. Any remaining gain is treated as capital gain.

    If the shares acquired upon the exercise of an ISO are held for at least two years from the grant date and one year from the exercise date and the recipient is employed by us at all times beginning on the grant date and ending on the date three months prior to the exercise date, then all gain or loss realized upon the sale will be capital gain or loss and we will not receive any deduction.

    In general, an individual who receives an award of restricted stock will recognize ordinary income at the time such award vests in an amount equal to the difference between the value of the vested shares and the purchase price for such shares, if any, and we generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the recipient at such time.

    The recipient of an award of restricted stock units generally will recognize ordinary income upon the issuance of the shares of common stock underlying such restricted stock units in an amount equal to the difference between the value of such shares and the purchase price for such units and/or shares, if any, and we generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the recipient at such time.

    With respect to other equity based awards, upon the payment of cash or the issuance of shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income equal to the cash or the fair market value of shares or other property delivered, less any amount paid by the participant for such award. Generally, we will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

ASSUMPTION OF ROBB PECK MCCOOEY OPTIONS

    In March 2001, we assumed options with respect to shares of the capital stock of ROBB PECK McCOOEY Financial Services, Inc. in connection with our acquisition of ROBB PECK McCOOEY. The ROBB PECK McCOOEY options were converted into options to purchase an aggregate of 2,775,662 shares of our common stock. As of December 31, 2001, there remained outstanding options with respect to an aggregate of 1,521,059 shares of our common stock, of which 538,890 were exercisable at a price of $2.78 per share, 148,167 were exercisable at a price of $8.61 per share and 834,002 were exercisable at a price of $13.67 per share. These options are fully-vested and may be exercised during the optionees' respective terms of employment with us and for a limited period of time thereafter.

THE ANNUAL INCENTIVE PLAN

    We adopted the LaBranche & Co Inc. Annual Incentive Plan at the time of our initial public offering in August 1999. Our managing directors and other employees selected by the compensation committee of our board of directors are eligible to participate in the Annual Incentive Plan. Under this plan, a compensation pool of up to 30% of our pre-tax income, or such lesser percentage determined by the compensation committee, is set aside for our managing directors and other employees selected by the compensation committee to participate in this plan. In determining the 30% compensation pool, each managing director's salary of $250,000 per year and the compensation expenses relating to the awards under our Equity Incentive Plan are deducted. Under the plan, no individual participant may receive more than 25% of the compensation pool for any fiscal year. The amounts payable under the Annual Incentive Plan to our plan participants are reviewed on an annual basis and are based on such factors and considerations as the compensation committee deems appropriate in individual cases and on our operating results and the overall performance of these participants. An award by the compensation committee to our managing directors and other employees is completely discretionary. The Annual Incentive Plan may be amended or terminated at any time by our board of directors.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The compensation committee of our board of directors was established on March 17, 2000 and currently is composed of Michael LaBranche, Thomas E. Dooley,
E. Margie Filter and David A. George. The compensation committee recommends, reviews and oversees salaries, bonuses, benefits and equity incentives for our employees, consultants and directors. The compensation committee also administers our incentive compensation plans. A majority of the members of the compensation committee are independent directors.

    Prior to March 17, 2000, the duties described above were performed by our board of directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    This report of our compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

    The compensation committee was established on March 17, 2000 and currently is composed of Michael LaBranche, E. Margie Filter, Thomas E. Dooley and David
A. George. The compensation committee administers our executive compensation programs, monitors corporate performance and its relationship to compensation of executive officers, and makes appropriate recommendations and decisions concerning matters of executive compensation. During the year ended
December 31, 2001, the compensation committee met two times and acted once by unanimous written consent.

    COMPENSATION PHILOSOPHY. We believe that executive compensation should be closely related to increased stockholder value. One of the strengths contributing to our success is a strong management team. Our compensation program is designed to enable us to attract, retain and reward capable employees who can contribute to our continued success, principally by linking compensation with the attainment of key business objectives. Equity participation and a strong alignment to stockholders' interests are key elements of our compensation philosophy. Accordingly, our executive compensation program is designed to provide competitive compensation, support our strategic business goals and reflect our performance.

    The compensation program reflects the following principles:

    - Compensation should encourage increased stockholder value;

    - Compensation programs should support our short- and long-term strategic business goals and objectives;

    - Compensation programs should reflect and promote our values and reward individuals for outstanding contributions toward business goals; and

    - Compensation programs should enable us to attract and retain highly qualified professionals.

    PAY MIX AND MEASUREMENT. Our executive compensation is comprised of two components, base salary and incentives, each of which is intended to serve the overall compensation philosophy.

    BASE SALARY. Our salary levels are intended to be consistent with competitive pay practices and levels of responsibility, with salary increases reflecting competitive trends, our overall financial performance and resources, general economic conditions as well as a number of factors relating to the particular individual, including the performance of the individual executive, and level of experience, ability and knowledge of the job. The base salary levels for 2001 were determined by our compensation committee.

    INCENTIVES. For 2001, incentives consisted of cash awards under our Annual Incentive Plan and equity-based awards pursuant to our Equity Incentive Plan. The granting of cash awards was discretionary and was dependent principally on our overall performance and the performance of each individual employee. We expect to continue to grant annual cash awards consistent with our performance. We also are authorized to grant equity-based awards. The equity-based awards typically consist of stock options and restricted stock units granted to our executives and other employees pursuant to our Equity Incentive Plan. We granted incentive stock options with respect to 262,500 shares of our common stock during the year ended December 31, 2001, at an exercise price per share of $40.00. Of these grants, options to purchase 100,000 shares of our common stock were granted to Harvey S. Traison, our Senior Vice President and Chief Financial Officer. In March 2001, we also assumed options with respect to shares of the capital stock of ROBB PECK McCOOEY Financial Services, Inc. in connection with our acquisition of that entity and converted those options into options to purchase an aggregate of 2,775,662 shares of our common stock. Of this amount, options to purchase 493,890 shares of our common stock are owned by Robert M. Murphy, the Chief Executive Officer of our LaBranche & Co. LLC specialist subsidiary.

    In the future, in addition to cash awards, we may from time to time grant additional equity-based incentives. We believe that the equity-based awards provide our executive officers and other employees with an opportunity to increase their ownership of our common stock and potentially gain financially from increases in the price of our common stock. By this approach, the best interests of stockholders, executives and employees will be closely aligned. The equity-based awards were, and we expect will continue to be, based primarily on an employee's potential contribution to our growth and profitability. Generally, these grants vest over a period of time, and executives and other employees must continue to be employed by us in order for such grants to vest.

    CHIEF EXECUTIVE OFFICER COMPENSATION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001. In August 1999, Michael LaBranche entered into an employment agreement which currently provides for an annual base salary of $250,000, plus a bonus to be determined by the compensation committee. The annual bonuses paid to Mr. LaBranche, as well as our other executive officers, are based on, among other things, our overall performance, profit margins and earnings per share for each year. Bonus payments to Mr. LaBranche for 2001 were substantially less than those paid to him for 2000. We deem the compensation paid to Mr. LaBranche for 2001 to be appropriate considering our overall performance in 2001.

    TAX EFFECTS. Section 162(m) of the Internal Revenue Code generally denies a federal income tax deduction for certain compensation exceeding $1,000,000 paid to any of the chief executive officer and the four other highest paid executive officers, excluding (among other things) certain performance-based compensation. Non-deductibility would result in additional tax cost to us. Through
December 31, 2001, this provision did not affect our tax deductions, but we will continue to monitor the potential impact of Section 162(m) on our ability to deduct executive compensation.

    GENERAL. We believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. We further believe that our compensation practices are directly tied to stockholder returns and linked to the achievement of our annual and longer-term financial and operational results on behalf of our stockholders. In view of our performance and achievement of goals and competitive conditions, we believe that compensation levels during fiscal 2001 adequately reflect our compensation goals and policies.

                                       Compensation Committee Members
                                          Michael LaBranche
                                          Thomas Dooley
                                          E. Margie Filter
                                          David A. George

                         REPORT OF OUR AUDIT COMMITTEE

    The audit committee of our board of directors was established on March 17, 2000 and currently is composed of Thomas E. Dooley, E. Margie Filter and David
A. George. On May 30, 2000, our board of directors adopted an audit committee charter. The audit committee reviews, acts on and reports to our board of directors with respect to various auditing and accounting matters, including the recommendations of our auditors regarding staffing needs, the scope of our annual audits, fees to be paid to our independent auditors, the performance of our independent auditors and our accounting practices. The audit committee seeks to review and discuss its charter each year in order to determine whether appropriate changes and/or additions need to be made to update and enhance our auditing procedures and standards. The audit committee is comprised solely of independent directors.

    In accordance with the audit committee charter, the audit committee assists the board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. During the year ended December 31, 2001, the audit committee met three times, and the chairman, as representative of the audit committee, discussed the interim financial information contained in each quarterly earnings announcement with the chief financial officer and independent auditors prior to public release.

    In discharging its oversight responsibility as to the audit process, the audit committee obtained from Arthur Andersen LLP, our independent auditors, a formal written statement describing all relationships between Arthur Andersen and LaBranche that might bear on their independence consistent with Independence Standards Board Standard No. 1--"Independence Discussions with Audit Committees," discussed with Arthur Andersen any relationships that may impact their objectivity and independence and satisfied itself as to Arthur Andersen's independence. The audit committee also discussed and reviewed certain tax-related matters, audit-related issues in connection with our completed acquisitions and debt obligations and relationships to which we were subject. Other topics of discussion were the proposed new audit-related rules being proposed by the New York Stock Exchange and the new rules regarding the accounting treatment of goodwill and intangibles, as well as how these rules may affect LaBranche. The audit committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of LaBranche's internal controls, the independent auditors' quality controls and the continuity of its audit team and the internal function's organization responsibilities, budget and staffing. The audit committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

    The audit committee discussed and reviewed with Arthur Andersen all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended--"Communication with Audit Committees" and with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

    Based on the foregoing reviews and discussions with management and the independent auditors, the audit committee recommended to the board that LaBranche's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

    While Arthur Andersen has been retained to perform accounting and audit services for us during the 2002 fiscal year, the audit committee currently is evaluating whether LaBranche should continue to engage Arthur Andersen as its independent auditors for the balance of 2002 and thereafter or appoint a replacement firm to act as LaBranche's independent auditors.

                                       Audit Committee Members
                                          Thomas Dooley
                                          E. Margie Filter
                                          David A. George

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

    Arthur Andersen LLP has been retained to perform accounting and audit services for us during the 2002 fiscal year, although our audit committee is currently evaluating whether we should continue to engage Arthur Andersen as our independent auditors for the balance of 2002 and thereafter or appoint a replacement firm to act as our independent auditors. It is anticipated that representatives of our independent auditors will be present at this Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to any appropriate inquiries of the stockholders or their representatives.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

    Based upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2001 all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis, except that Messrs. Traison and Robb each reported a transaction late on Form 4.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PAYMENTS FOR USE OF NYSE MEMBERSHIPS

    Some of our executive officers have contributed the use of their NYSE memberships to our LaBranche & Co. LLC specialist subsidiary and receive payments from LaBranche & Co. LLC based on the market value of the memberships. For 2001, the named executive officers listed below received payments from LaBranche & Co. LLC in the amounts set forth opposite their names:

NAME                                                          PAYMENT AMOUNTS
----                                                          ---------------
Michael LaBranche...........................................      $312,000
James G. Gallagher..........................................       312,000
Robert M. Murphy............................................        68,774

INTEREST ON AND REPAYMENT OF INDEBTEDNESS

    Ms. Claire B. Robb holds $2,000,000 of subordinated indebtedness due
June 14, 2003 from us, which bears interest at an annual rate of 12.5%, payable on a quarterly basis. During 2001, we made interests payments to Ms. Robb in the aggregate amount of $250,000. Ms. Robb is the mother of George E. Robb, Jr., one of our directors.

    Mr. James Robb holds a promissory note in the aggregate principal amount of $169,204 due June 10, 2002 from us, which currently bears interest at an annual rate of 9.5% payable on a quarterly basis. During 2001, we made interest payments to Mr. Robb in the aggregate amount of $23,218 and repaid in full another note in the principal amount of $169,204 held by Mr. Robb. James Robb is the brother of our director, George E. Robb, Jr.

    Mr. Bruce Wright holds a promissory note in the aggregate principal amount of $169,204 due June 10, 2002 from us, which currently bears interest at an annual rate of 9.5% payable on a quarterly basis. During 2001, we made interest payments to Mr. Wright in the aggregate amount of $23,218 and repaid in full another note in the principal amount of $169,204 held by Mr. Wright. Mr. Wright is the brother-in-law of our director, George E. Robb, Jr.

    Mr. Patrick Murphy holds a promissory note in the aggregate principal amount of $1,419,852, maturing in equal annual installments on each January 31 in 2003, 2004 and 2005 from us, which bears interest at an annual rate of 10.0%, payable on a quarterly basis. We made interest payments on this note to Mr. Murphy in the aggregate amount of $189,313 during 2001 and repaid $473,284 of the principal amount on this note in January 2002. Mr. Murphy also holds a promissory note in the aggregate principal amount of $1,347,808, maturing in equal annual installments on each July 31 in 2002, 2003 and 2004, which bears interest at an annual rate of 10.0%, payable on a quarterly basis. We made interest payments on this note to Mr. Murphy in the aggregate amount of $160,988 during 2001 and repaid principal of $449,269 on this note in July 2001. Patrick Murphy is the brother of Robert M. Murphy, one of our directors and the Chief Executive Officer of our LaBranche & Co. LLC specialist subsidiary.

                      COMPARATIVE PERFORMANCE BY LABRANCHE

    The SEC requires us to present a chart comparing the cumulative total stockholder return on our common stock with the cumulative total stockholder return of (i) a broad equity market index and (ii) a published industry index or peer group. Although the chart would normally be for a five-year period, our common stock began trading publicly on August 19, 1999 and, as a result, the following chart commences as of such date. This chart compares our common stock with (i) the NYSE Composite Index and (ii) the NYSE Financials Index. The chart assumes (a) $100 was invested on August 19, 1999 in each of our common stock, the stocks comprising the NYSE Composite Index and the stock comprising the NYSE Financials Index and (b) the reinvestment of dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          NYSE FINANCIAL INDEX  NYSE COMPOSITE INDEX  LABRANCHE (NYSE ONLY)
8/19/99                 100.00                100.00                 100.00
8/31/99                  96.37                 98.71                  98.28
9/30/99                  91.25                 95.56                  77.16
10/31/99                103.36                100.82                  92.24
11/30/99                 99.38                101.74                  74.57
12/31/99                 98.43                104.83                  87.93
1/31/00                  95.39                100.22                  94.83
2/29/00                  87.19                 95.53                  83.62
3/31/00                 100.81                104.41                  87.07
4/30/00                  98.04                103.84                  82.33
5/31/00                 103.00                103.75                  84.48
6/30/00                  99.10                103.64                  99.14
7/31/00                 107.88                103.27                 140.52
8/31/00                 117.07                108.73                 207.76
9/30/00                 119.04                106.88                 230.17
10/31/00                118.86                107.36                 273.28
11/30/00                112.86                101.52                 160.34
12/31/00                123.27                105.89                 210.78
1/31/01                 122.20                106.98                 300.00
2/28/01                 115.04                101.06                 299.31
3/31/01                 111.55                 96.02                 221.79
4/30/01                 115.21                102.33                 248.28
5/31/01                 119.10                103.44                 276.69
6/30/01                 119.40                100.23                 200.00
7/31/01                 117.48                 99.45                 199.66
8/31/01                 111.57                 94.76                 181.10
9/30/01                 104.68                 87.67                 153.10
10/31/01                103.49                 88.07                 199.24
11/30/01                110.48                 93.38                 215.52
12/31/01                113.12                 95.07                 237.66

                             STOCKHOLDER PROPOSALS

    All stockholder proposals which are intended to be presented at our annual meeting of stockholders to be held in 2003 must be received by us no later than November 30, 2002 for inclusion in our proxy statement and form of proxy relating to that meeting.

    Stockholder proxies obtained by our board of directors in connection with our annual meeting of stockholders to be held in 2003 will confer on the proxies discretionary authority to vote on any matters presented at the meeting which were not included in the proxy statement, unless notice of the matter to be presented at the meeting is provided to our Secretary before February 8, 2003.

                                 OTHER BUSINESS

    Our board of directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

    The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          /s/ WILLIAM J. BURKE, III

                                          William J. Burke, III
                                          SECRETARY

Dated: April 15, 2002

    A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: LABRANCHE & CO INC., ATTENTION:
SECRETARY, ONE EXCHANGE PLAZA, NEW YORK, NEW YORK 10006.

                                                                         ANNEX A

                                AMENDMENT NO. 1
                                     TO THE
                              LABRANCHE & CO INC.
                             EQUITY INCENTIVE PLAN

    WHEREAS, LaBranche & Co Inc., a Delaware corporation (the "Company"), maintains the LaBranche & Co Inc. Equity Incentive Plan (the "Plan");

    WHEREAS, pursuant to Section 15 of the Plan, the Company has reserved the right to amend the Plan by action of its Board of Directors; and

    WHEREAS, the Company desires to amend the Plan.

    NOW, THEREFORE, BE IT:

    RESOLVED that, subject to the approval of the stockholders of the Company, the first sentence of Section 4 of the Plan be, and it hereby is, amended to read in its entirety as follows:

    "Subject to adjustment pursuant to Section 13 below, the maximum number of shares of Common Stock that may be issued under the Plan is 7,687,500."

    IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the 31st day of July, 2001.

                                                       LABRANCHE & CO INC.

                                                       By:  /s/ GEORGE M.L. LABRANCHE, IV
                                                            -----------------------------------------
                                                            Name: George M. L. LaBranche, IV
                                                            Title:  Chairman, Chief Executive Officer
                                                                  and President

                              LABRANCHE & CO INC.
                             EQUITY INCENTIVE PLAN

    1. PURPOSE. The purpose of the LaBranche & Co Inc. Equity Incentive Plan (the "Plan") is to establish a flexible vehicle through which LaBranche &
Co Inc., a Delaware corporation (the "Company"), can offer equity-based compensation incentives to eligible personnel of the Company and its subsidiaries and affiliates (collectively, the "Firm") in order to attract, retain and motivate such personnel and to further align the interests of such personnel with those of the stockholders of the Company.

    2.  TYPES OF AWARDS.  Awards under the Plan may be in the form of
(a) options to purchase shares of the Company's common stock, $0.01 par value ("Common Stock"), including options intended to qualify as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and options which do not qualify as ISOs ("NQSOs"), (b) restricted shares of Common Stock, (c) restricted stock units tied to shares of Common Stock, and (d) other equity-based awards related to shares of Common Stock, including stock appreciation rights and dividend equivalents, which the Committee determines to be consistent with the purposes of the Plan.

    3.  ADMINISTRATION.

        (a) COMMITTEE. The Plan shall be administered by the Board of Directors of the Company (the "Board") or a committee or subcommittee thereof (the "Committee") appointed by the Board. If a Committee is appointed, then, unless the Board determines otherwise, its members shall consist solely of individuals who qualify as "non-employee directors" under Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as "outside directors" under
    Section 162(m) of the Code. If for any reason the Committee does not satisfy the "non-employee director" requirements of Rule 16b-3 or the "outside director" requirements of Section 162(m) of the Code, such non-compliance shall not affect the validity of the awards, interpretations or other actions of the Committee. Notwithstanding anything herein to the contrary, the Plan shall be administered solely by the Board with respect to grants made to non-employee directors of the Company. To the extent that the Plan is administered by the Board, the Board shall have all the authority and responsibility granted to the Committee herein.

        (b) AUTHORITY OF COMMITTEE. Subject to the limitations of the Plan, the Committee, acting in its sole and absolute discretion, shall have full power and authority to (i) select the persons to whom awards shall be made under the Plan, (ii) make awards to such persons and prescribe the terms and conditions of such awards, (iii) construe, interpret and apply the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan, (iv) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (v) correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vi) amend any outstanding award in any respect, including, without limitation, to accelerate the time or times at which the award becomes vested, unrestricted or may be exercised, (vii) carry out any responsibility or duty specifically reserved to the Committee under the Plan, and (viii) make any and all determinations and interpretations and take such other actions as may be necessary or desirable in order to carry out the provisions, intent and purposes of the Plan. A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent.

        (c) INDEMNIFICATION. The Company shall indemnify and hold harmless each member of the Committee and any employee or director of the Firm to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability

    (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person's fraud or willful misconduct.

    4. SHARE LIMITATIONS. Subject to adjustment pursuant to Section 13 below, the maximum number of shares of Common Stock that may be issued under the Plan is 4,687,500. For this purpose, the following shares shall be deemed not to have been issued and shall be deemed to remain available for issuance: (a) shares covered by the unexercised portion of an option or stock appreciation right that terminates, expires or is canceled, (b) shares of restricted stock that are forfeited or repurchased in accordance with the terms of the award, (c) shares represented by restricted stock units or other-equity based awards that are forfeited, canceled or otherwise terminated, and (d) shares that are withheld in order to pay the purchase price for shares covered by any award or to satisfy the tax withholding obligations associated with any award under the Plan. Shares of Common Stock available for issuance under the Plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the Plan. No fractional shares of Common Stock shall be issued under the Plan. The maximum number of shares of Common Stock with respect to which awards (including options and stock appreciation rights) may be granted under the Plan to any employee in any calendar year shall be 500,000 shares.

    5. ELIGIBILITY. Awards under the Plan may be made to such officers, directors, employees (including prospective employees), consultants and other individuals who may perform services for the Firm, as the Committee may select. In making awards under the Plan, the Committee shall give consideration to the functions and responsibilities of a potential recipient, the potential recipient's previous and/or expected future contributions to the business of the Firm and such other factors as the Committee deems relevant under the circumstances.

    6. STOCK OPTIONS. Subject to the provisions of the Plan, the Committee may grant options to eligible personnel upon such terms and conditions as the Committee deems appropriate. The terms and conditions of any option shall be evidenced by a written option agreement or other instrument approved for this purpose by the Committee.

        (a) EXERCISE PRICE. The exercise price per share of Common Stock covered by an option granted under the Plan may not be less than the fair market value per share on the date of grant (or, in the case of an ISO granted to an optionee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a "subsidiary" of the Company within the meaning of Section 424 of the Code, 110% of fair market value).

        (b) OPTION TERM. No option granted under the Plan may be exercisable (if at all) more than ten years after the date the option is granted (or, in the case of an ISO granted to a ten percent stockholder described in
    Section 422 of the Code, five years).

        (c) VESTING AND EXERCISE OF OPTIONS. The Committee may establish such vesting and other conditions and restrictions on the exercise of an option and/or upon the issuance of Common Stock in connection with the exercise of an option as it deems appropriate. Subject to satisfaction of applicable withholding requirements, once vested and exercisable, an option may be exercised by transmitting to the Company (i) a notice specifying the number of shares to be purchased and (ii) payment of the exercise price. The exercise price of an option may be paid in cash and/or such other form of payment as the Company may permit.

        (d) RIGHTS AS A STOCKHOLDER. No shares of Common Stock shall be issued in respect of the exercise of an option until full payment of the exercise price and the applicable tax withholding obligation with respect to such exercise has been made or provided for. The holder of an option shall have no rights as a stockholder with respect to any shares covered by an option until the date such shares are issued. Except as otherwise provided herein, no adjustments shall be made for dividend distributions or other rights for which the record date is prior to the date such shares are issued.

        (e) BUY OUT AND SETTLEMENT. The Committee, on behalf of the Company, may at any time offer to buy out any outstanding option on such terms and conditions as the Committee shall establish.

    7. RESTRICTED STOCK AND RESTRICTED STOCK UNITS. Subject to the provisions of the Plan, the Committee may award restricted shares of Common Stock and/or restricted stock units tied to shares of Common Stock to eligible personnel upon such terms and subject to such conditions and restrictions as the Committee deems appropriate. The terms and conditions of any restricted stock or restricted stock unit award shall be evidenced by a written agreement or other instrument approved for this purpose by the Committee.

        (a) PURCHASE PRICE. The purchase price payable for shares of restricted stock and for shares issued pursuant to the settlement of a restricted stock unit may be as low as zero, provided, however, that to the extent required by applicable law, the purchase price per share shall be no less than the par value of a share of Common Stock.

        (b) RESTRICTIONS AND VESTING. The Committee may establish such conditions and restrictions on the vesting of restricted stock and restricted stock units and on the issuance of shares of restricted stock as it deems appropriate, including, without limitation, conditions and restrictions based upon continued service, the attainment of specified performance goals and/or other factors and criteria deemed relevant for this purpose.

        (c) RIGHTS AS A STOCKHOLDER. The holder of restricted stock units awarded under the Plan shall have only the rights of a general unsecured creditor of the Company and shall have no rights as a stockholder with respect to the shares of Common Stock referenced by such units until such shares are issued in the name of the holder following the satisfaction or expiration of the vesting and other conditions and restrictions applicable to such units. The recipient of restricted stock shall have the rights of a stockholder with respect to the restricted stock, subject to any restrictions and conditions as the Committee may impose.

        (d) STOCK CERTIFICATES FOR RESTRICTED STOCK. Unless the Committee elects otherwise, shares of restricted stock shall be evidenced by book entries on the Company's stock transfer records pending the expiration of restrictions thereon. If a stock certificate for shares of restricted stock is issued, it shall bear an appropriate legend to reflect the nature of the restrictions applicable to the shares represented by the certificate, and the Committee may require that any or all such stock certificates be held in custody by the Company until the applicable restrictions have lapsed. The Committee may establish such other conditions as it deems appropriate in connection with the issuance of certificates for shares of restricted stock, including, without limitation, a requirement that the grantee deliver a duly signed stock power, endorsed in blank, for the shares covered by the award.

        (e) LAPSE OF RESTRICTIONS. If and when the vesting conditions and other restrictions applicable to a restricted stock or restricted stock unit award are satisfied or expire, a certificate for the shares covered or referenced by the award, to the extent vested and free of restrictions, shall be delivered to the holder. All legends shall be removed from said certificates at the time of delivery except as otherwise required by applicable law.

    8. OTHER EQUITY-BASED AWARDS. The Committee may grant other types of equity-based awards, including, without limitation, the grant or offer for sale of unrestricted shares of Common Stock and/or the grant of stock appreciation rights or dividend equivalents, in such amounts and subject to such terms and conditions as the Committee shall determine. Such awards may entail the transfer of actual shares of Common Stock to Plan participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include, without limitation, awards designed to comply with or take advantage of the applicable local laws or jurisdictions other than the United States.

    9. TERMINATION OF EMPLOYMENT OR SERVICE. Unless otherwise determined by the Committee at grant or, if no rights of the recipient are thereby reduced, thereafter, and subject to earlier termination in accordance with the provisions hereof, the following rules apply with regard to awards held by a recipient at the time of his or her termination of employment or other service with the Firm:

        (a)  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.

           (i) TERMINATION BY REASON OF DEATH. If a participant's employment or service terminates by reason of his or her death, then any option or stock appreciation right held by the deceased participant shall thereupon become fully vested and may be exercised by the deceased participant's beneficiary at any time within one year from the date of death but in no event after expiration of the stated term and, to the extent not exercised within such time period, will be canceled.

           (ii) TERMINATION BY REASON OF DISABILITY. If a participant's employment or service is terminated by the Firm due to his or her Disability (as hereinafter defined), then any option or stock appreciation right held by the participant, to the extent exercisable on the date his or her employment or service terminates, may be exercised by the participant at any time within one year from the date his or her employment or service terminates but in no event after expiration of the stated term, and, to the extent not exercised within such time period, will be canceled. If the participant dies during such one-year period, then the deceased participant's beneficiary may exercise the option or stock appreciation right, to the extent exercisable by the deceased participant immediately prior to his or her death, for a period of one year following the date of death but in no event after expiration of the stated term. "Disability" means a participant's absence from employment for at least 180 days in any twelve-month period as a result of his or her incapacity due to physical or mental illness, as determined by the Committee.

           (iii) TERMINATION FOR CAUSE. If a participant's employment or service is terminated by the Firm for Cause (as hereinafter defined) or if, at the time of a participant's termination, a ground for termination for Cause exists, then, notwithstanding anything to the contrary contained herein, any option or stock appreciation right held by the participant (whether or not otherwise vested) shall immediately terminate and cease to be exercisable. "Cause" means (A) in the case where there is no employment or consulting agreement between the participant and the Firm or where such an agreement exists but does not define "Cause" (or words of like import), a termination classified by the Firm as a termination due to the participant's dishonesty, fraud, insubordination, willful misconduct, refusal to perform services or materially unsatisfactory performance of his or her duties, or (B) in the case where there is an employment or consulting agreement between the participant and the Firm, a termination that is or would be deemed for "cause" (or words of like import) under such agreement.

           (iv) OTHER TERMINATION. If a participant's employment or service terminates for any reason (other than death, Disability or Cause or at a time when Cause exists) or no reason, then any option or stock appreciation right held by the participant, to the extent not then exercisable, shall thereupon terminate. Any option or stock appreciation right held by the participant which is exercisable at the time of such termination of employment or service shall remain exercisable during the thirty-day period following such termination of employment or service or, if sooner, until the expiration of the stated term of the option or stock appreciation right and, to the extent not exercised within such period, shall thereupon terminate.

           (b) RESTRICTED STOCK, RESTRICTED STOCK UNITS AND OTHER-EQUITY BASED AWARDS. Unless otherwise determined by the Committee, upon the termination of a recipient's employment or service for any reason (including, without limitation, death or Disability) or no reason, any shares of restricted stock, restricted stock units or other equity-based awards (other than stock options and stock appreciation rights covered by Section 9(a) hereof) which have not yet become fully vested shall be forfeited, and any certificate therefor or book entry with respect thereto or other evidence thereof shall be canceled.

    10. FAIR MARKET VALUE. For purposes of the Plan, the fair market value of a share of Common Stock, as of any date, shall be determined in good faith by the Board in a uniform and consistent manner.

    11. NON-TRANSFERABILITY. No stock option or stock appreciation right granted under the Plan shall be transferable by the recipient other than upon the recipient's death to a beneficiary designated by the recipient in a manner acceptable to the Committee, or, if no designated beneficiary shall survive the recipient, pursuant to the recipient's will or by the laws of descent and distribution. All stock options and stock appreciation rights shall be exercisable during the recipient's lifetime only by the recipient. Shares of restricted stock and restricted stock units may not be transferred prior to the date on which shares are issued or, if later, the date on which such shares have vested and are free of any applicable restriction imposed hereunder. Except as otherwise specifically provided by law or the provisions hereof or the applicable award agreement or instrument, no award received under the Plan may be transferred in any manner, and any attempt to transfer any such award shall be void, and no such award shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such award, nor shall it be subject to attachment or legal process for or against such person. Notwithstanding the foregoing, the Committee may determine at the time of grant or thereafter that an NQSO is transferable in whole or part to such persons, under such circumstances, and subject to such conditions as the Committee may prescribe.

    12. OTHER CONDITIONS. The Committee may impose such other conditions with respect to the grant of awards or the issuance of shares of Common Stock pursuant to the Plan, including, without limitation, conditions relating to the application of federal or state securities laws or exchange requirements as it deems necessary or advisable.

    13.  CAPITAL CHANGES; CHANGE IN CONTROL; MERGER.

        (a) ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. The aggregate number and class of shares for which awards may be granted under the Plan, the maximum number of shares that may be covered by individual awards in any year, the number and class of shares covered by each outstanding award and, if applicable, the exercise price per share shall all be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company's capital stock.

        (b) CHANGE IN CONTROL. The Committee may provide in any award agreement for the effect on the award of a "change in control" of the Company or any of its subsidiaries or affiliates (as such term is defined by the Committee in any such award agreement), including, without limitation, the acceleration of the exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any outstanding awards.

        (c) MERGER; CONSOLIDATION. Unless otherwise provided in the applicable award agreement, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of the Company with or into any other entity ("Successor Entity") or any transaction in which another person or entity acquires all the issued and outstanding Common Stock, or all or substantially all the assets of the Company, outstanding awards may be assumed or an equivalent award may be substituted by the Successor Entity or a parent or subsidiary of the Successor Entity.

        (d) FRACTIONAL SHARES. In the event of any adjustment in the number of shares covered by any option pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each such option shall cover only the number of full shares resulting from the adjustment.

        (e) DETERMINATIONS FINAL. All adjustments under this Section 13 shall be made by the Committee, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

    14. TAX WITHHOLDING. As a condition to the exercise of any award or the delivery of any shares of Common Stock pursuant to any award or the lapse of restrictions on any award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Firm relating to an award, (a) the Firm may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a grantee whether or not pursuant to the Plan or (b) the Firm shall be entitled to require that the grantee remit cash to the Firm (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, unless the applicable award agreement provides otherwise, at the discretion of the Committee, the grantee may satisfy the withholding obligation described under this Section 14 by electing to have the Company withhold shares of Common Stock (which withholding will be at a rate not in excess of the statutory minimum rate) or by tendering previously owned shares of Common Stock, in each case having a fair market value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules).

    15. AMENDMENT AND TERMINATION. The Board may amend or terminate the Plan, provided, however, that no such action may affect adversely the accrued rights of the holder of any outstanding award without the consent of the holder. Except as otherwise provided in Section 13, any amendment which would increase the number of shares of Common Stock for which awards may be granted under the Plan (in the aggregate or on an individual basis) or modify the class of individuals eligible to receive awards under the Plan shall be subject to the approval of the Company's stockholders. The Committee may amend the terms of any agreement or certificate made or issued hereunder at any time and from time to time, provided, however, that any amendment which would adversely affect the accrued rights of the holder may not be made without his or her consent.

    16. NO RIGHTS CONFERRED. Nothing contained herein shall be deemed to give any individual any right to receive an award under the Plan or to be retained in the employ or service of the Firm.

    17. DECISIONS AND DETERMINATIONS TO BE FINAL. All decisions and determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee shall be final, binding and conclusive.

    18. GOVERNING LAW. All rights and obligations under the Plan and each award agreement or instrument shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflict of laws.

    19. TERM OF THE PLAN. The Plan shall become effective on the date of its adoption by the Board. Unless sooner terminated by the Board, the Plan shall terminate on the tenth anniversary of the date of its adoption by the Board. The rights of any person with respect to an award made under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the award (as then in effect or thereafter amended) and the Plan.

                               LABRANCHE & CO INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 21, 2002

         George M.L. (Michael) LaBranche, IV and Harvey S. Traison, each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of LaBranche & Co Inc. held of record by the undersigned on March 22, 2002 at the Annual Meeting of Stockholders to be held at 9:00 a.m. (New York time) on May 21, 2002, at the Regent Hotel, 55 Wall Street, New York, New York 10005 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

         WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR PROPOSAL 1 AND FOR PROPOSAL 2.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED THEREWITH.










             PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
           -   DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED  -


                     LABRANCHE & CO INC. 2002 ANNUAL MEETING


Proposal No. 1.  ELECTION OF CLASS III DIRECTORS:

1 - E. MARGIE FILTER
2 - THOMAS E. DOOLEY
3 - HARVEY S. TRAISON

/_/  FOR all nominees listed to the left (except as specified below).

/_/  WITHHOLD AUTHORITY to vote for all nominees listed to the left.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) /___________/

Proposal No. 2.  Proposal to approve the amendment to the Equity Incentive Plan to increase the number of shares of common stock available for issuance thereunder by 3,000,000 shares to 7,687,500 shares.

                 /_/  FOR        /_/  AGAINST      /_/  ABSTAIN

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

Check appropriate box
Indicate changes below:

Address Change?  /_/

Name Change?  /_/

Date   ____________________  , 2002


NO. OF SHARES


 /___________/

SIGNATURE(S) IN BOX

Important: Please sign exactly as name appears on this card. Each joint owner should sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.